SECURITIES PURCHASED PURSUANT TO RULE 10f-3
MORGAN GRENFELL FIXED INCOME FUND
OCTOBER, 1999
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					Security Purchased			Comparison Security		Comparison Security
Issuer				E.I. Dupont de Nemours			Dow Chemical			Rohm & Haas

Underwriters			CS First Boston, Morgan Stanley 	Merrill Lynch & Co.		Salomon Smith Barney
					Dean Witter, Blaylock & Partners,
					Chase Securities, DB Securities,
					Goldman, JP Morgan, Salomon Smith
					Barney, Warburg Dillon Read,
					Williams Capital Group, Inc.

Years of continuous
operation, including
predecessors			> 3 years					> 3 years				> 3 years

Security 				DD 6.875%, 10/15/09			DOW 5.97%, 1/15/09		ROH 7.4%, 7/15/09

Is the affiliate a manager
or co-manager of offering?	co-manager					no					no

Name of underwriter or
dealer from which
purchased				CS First Boston				n/a					n/a

Firm commitment
underwriting?			yes						Exchange offering 		Exchange offering for
											for outstanding bonds 		outstanding bonds

Trade date/Date of Offering	10/13/1999					2/5/1999				6/30/1999

Total dollar amount of
offering sold to QIBs		-						-					$500,000,000

Total dollar amount of any
concurrent public offering	$1,000,000,000				$293,932,000			$500,000,000

Total					$1,000,000,000				$293,932,000			$1,000,000,000

Public offering price		98.706					Exchange offering for 		Exchange offering for
											outstanding bonds			Outstanding bonds

Price paid if other than
public offering price		same						n/a					n/a

Underwriting spread or
commission				0.45%						Exchange offering for 		Exchange offering for
											outstanding bonds			outstanding bonds

Rating				Aa3/AA					A1/A					A3/A-

Current yield			7.06%						6.68%					7.50%

Total par value purchased	$18,117,486					n/a					n/a

$ amount of purchase		$18,117,486					n/a					n/a

% of offering purchased
by fund				1.84%						n/a					n/a

% of offering purchased
by associated funds		0.00%						n/a					n/a

Total					1.84%						n/a					n/a
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